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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                           the Securities Act of 1934



      Date of Report (Date of earliest event reported): DECEMBER 19, 2003



                         NORTHERN BORDER PARTNERS, L.P.
             (Exact name of registrant as specified in its charter)



           DELAWARE                   1-12202                   93-1120873
(State or other jurisdiction        (Commission              (I.R.S. Employer
      of incorporation)             File Number)            Identification No.)


          13710 FNB PARKWAY                                      68154-5200
           OMAHA, NEBRASKA                                       (Zip Code)
(Address of principal executive offices)



                                 (402) 492-7300
              (Registrant's telephone number, including area code)


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ITEM 5.  OTHER EVENTS

         We own a 70% general partner interest in Northern Border Pipeline Company ("Company"). On December 19,2003, the Management Committee of the Company unanimously agreed to (i) issue equity cash calls to its partners in the total amount of $130 million in early 2004 and $90 million in 2007; (ii) fund future growth capital expenditures with 50% equity capital contributions from its partners; and (iii) change the cash distribution policy of the Company to be effective January 1, 2004, when cash distributions will be based upon 100% of distributable cash flow as determined from the Company's financial statements as earnings before interest, taxes, depreciation and amortization ("EBITDA") less interest expense less maintenance capital expenditures, until January 1, 2008 when the cash distribution policy will be adjusted to maintain a consistent capital structure. Under the previous cash distribution policy, approximately $28-30 million was retained annually within the Company to periodically repay outstanding bank debt. The additional equity contributions in 2004 will be utilized to fully repay the Company's existing bank debt and thereby reduce its debt leverage in light of existing business conditions. Upon repayment of the existing bank debt, the Company's next scheduled debt maturity is May 2007. We expect to fund our portion of the equity cash calls with borrowings under our existing revolving credit agreement.


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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        Northern Border Partners, L.P.
                                        (A Delaware Limited Partnership)



Dated: December 19, 2003                By: /s/ Jerry L. Peters
                                            ------------------------------------
                                            Jerry L. Peters

                                            Chief Financial & Accounting Officer